Exhibit 99.1

New Oriental Energy & Chemical Corp. Reports 2010 First
 Quarter Revenues Increased 63% Year Over Year As Urea
Sales Grew But Remained Unprofitable

Outlook for DME Improving With Anticipated Legalization in Octobe
of DME/Gas Mix in Henan Province

XINYANG, CHINA--(August 23, 2010) -  New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) (the "Company"), a China-based specialty chemical and emerging coal-based alternative fuel manufacturer, announced today that its 2010 first quarter revenues for the period ended June 30, 2010 increased sharply over the same period in the prior fiscal year as a result of an 87.26% increase in sales of urea, and increased sales of ammonium bicarbonate and methanol.

The Company reported a year over year first quarter increase in urea sales to $10,719,109, which led to a 63.75% increase in revenues to $13,730,314, up from $8,384,866 in the same period in the prior year, but the Company produced a net loss of $2,597,604 in this year’s first quarter.  This was $554,251, or 17.58% less of a loss than the net loss of $3,151,855 for the three months ended June 30, 2009. The decrease was mainly due to lower production costs for most products compared to the same period in 2009 which, nevertheless, could not offset the decline in the price of urea, the Company’s major product.

The Company explained that spring fertilizer sales got off to a promising start. However, unusually bad spring weather conditions, including a drought in seven provinces and flooding across nearly half the country, destroyed crops and led to an industry wide decline in fertilizer demand and pricing, which generated higher, but unprofitable sales in the quarter.

Mr. Chen Si Qiang, CEO and Chairman of the Company, commented, “The problems we encountered in urea pricing obviously reflected the far greater problems caused by the severe spring weather.  Not only in China, but elsewhere in the world, this has reduced the food supply and led to a rapid rise in grain prices.  As we and the rest of the world seek to repair the damage with an enlarged agricultural investment, the outlook necessitates a strong rebound in agricultural output, which should include rebounding fertilizer prices.”

A Brightening Picture for DME

Describing the results of its alternative fuels business, the Company noted that in January 2007, the Chinese government announced that DME could be utilized as a civil fuel.  However, the market has since been in disarray as there have been no supporting policies relating to the mix proportion (e.g., the maximum quantity of DME that can be combined with gas) nor have standards for the storage and transportation of DME been set.  In this climate, DME/gas mixes generated problems with consumers, and government safety authorities stepped in to reduce the proportion of DME in the fuel mix, which led to shrinkage in the market for DME.  Consequently, despite continuous increases in liquid gas prices, DME prices suffered an unexpected and significant reduction.  The Company temporarily halted DME production in these circumstances.

In recent developments that are expected to resolve the DME standards problem, the Company was invited in late July of this year to take the lead in Henan Province, in conjunction with other DME enterprises and the Province Quality Technology Surveillance Bureau and the Chemical Association, to develop standards for mixing DME and gas, with the final standard to be developed in October.  Upon making this determination, the mix will be legalized in Henan Province.  The Company anticipates this will have a very positive effect on DME demand and pricing.  Concomitantly, the Company said that it now plans to restart DME production in its third fiscal quarter beginning October 1, 2010.

Methanol: Further Promotion Required

With respect to methanol, the Company noted that it is used to produce DME, and increased production of DME necessitates increased methanol production.  Additionally, coal based methanol can be used as a cleaner alternative or an additive to gasoline, and on December 1, 2009, the Chinese government announced national standards for a methanol/gasoline mix.  Thus far, there has been limited promotion of methanol gasoline, but it is anticipated that when this is promoted more comprehensively by the government, methanol demand will grow rapidly, which would spur sales of methanol produced by the Company that it does not use internally in its DME production.

Commenting on these developments, Mr. Chen stated, “The overall dynamics with respect to alternative energy have not changed despite the difficulties we’ve had over the past several quarters.  In fact, the dramatic expansion in China’s economy, combined with the rise in imported oil prices, has made the need to address the bottleneck to further growth caused by high cost imported oil even more urgent.  A start has been made with the methanol/gasoline mandate, but with China’s limited domestic oil supply, and large coal reserves, further action to stimulate sales of this coal-based alternative fuel is now required.”  Mr. Chen continued, “With regard to DME, I am pleased that our Company, as a leader in DME production and technology, has been asked to take a lead in helping to produce solutions in Henan.  As such, I am more confident than ever that the future we have envisioned for DME usage as well as for methanol is now coming closer to reality.”

Financial Position Highlights

The Company’s first quarter net loss expanded its working capital deficit to $45,971,279 as of June 30, 2010.  At that time, the Company also had a shareholders’ deficit of $470,784.  Cash and cash equivalents as of the end of the 2010 first quarter increased to $1,117,917 compared with $234,057 at the same time last year.  In May, 2010, the Company sold a total of 1,460,000 shares of common stock and warrants to purchase 730,000 shares of common stock at $1.25 per unit of share and warrant, for net proceeds of $1,607,807.  Details of this transaction are available in the first quarter 10-Q filed by the Company with the U.S. Securities and Exchange Commission.

Management recognizes that the Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to allow the Company to continue the development of its business plans and satisfy its current and long-term obligations on a timely basis.  The Company believes that it will be able to complete the necessary steps in order to meet its cash requirements throughout the fiscal year ending March 31, 2011.  The Company’s major shareholder has committed to provide financial assistance of RMB 30 to 50 million (approximately $4.4 to 7.3 million) over the next few years, if necessary.

Outlook

 “We have recently seen improved prices in urea and in other related products we produce,” Mr. Chen said, “and for the reasons described, expect a further strengthening in urea demand and pricing as the year develops.  Our potential for a return to profitability in this segment also is enhanced by improvements made in our production process that have reduced production costs by approximately RMB 70-RMB 80 per ton.  This entailed extending our traditional factory shutdown to 40 days, however, which will affect results in our second quarter.”

He added, “With respect to methanol and DME, prices are rising again as well.  We are cautiously optimistic that we will begin to see the start of the long awaited turnaround in methanol sales and DME with the new rules expected to be in effect in Henan in October, and the planned completion of our DME expansion and a restart of production in the third quarter.  When DME prices increase to over RMB 3,150 per ton in China, we believe it will have a positive gross profit.  From the point when production is restarted, we estimate it will take approximately one year for production to return to former levels.”

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, in the PRC. The Company's core products are urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated from its focus on expanding production of coal-based alternative fuels, in particular, methanol, as an additive to gasoline and dimethyl ether (DME), which has been a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contacts:

Li Donglai
Chief Financial Officer
New Oriental Energy & Chemical Corp.
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 139-3764-6299

Ken Donenfeld
DGI Investor Relations
kdonenfeld@dgiir.com
Ph: (212) 425-5700
Fax: (646) 381-9727

NEW ORIENTAL ENERGY & CHEMICAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS
(UNAUDITED)

	Three Months Ended June 30,
	2010	2009

REVENUES	$13,730,314	$8,384,866

COST OF GOODS SOLD	(14,667,701)	(9,973,189)

GROSS LOSS	(937,387)	(1,588,323)

General and administrative	767,811	727,934

Selling and distribution	241,029	287,540

Research and development	18,251	27,626

LOSS FROM OPERATIONS	(1,964,478)	(2,631,423)

OTHER INCOME (EXPENSES)

Interest expense, net	(875,441)	(461,917)

Other income (expenses), net	9,384	(3,507)

Change in fair value of derivatives liabilities	232,931	-

LOSS BEFORE INCOME TAXES	(2,597,604)	(3,096,847)

INCOME TAX EXPENSE	-	(55,008)

NET LOSS	(2,597,604)	(3,151,855)

OTHER COMPREHENSIVE INCOME (LOSS)

Foreign currency translation gain (loss)	6,108	(9,672)

OTHER COMPREHENSIVE INCOME (LOSS)	6,108	(9,672)

COMPREHENSIVE LOSS	$(2,591,496)	$(3,161,527)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	13,538,000	12,640,000

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.19)	$(0.25)